Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LICENSE AGREEMENT

dated December 30, 2022

by and between

Merck KGaA, Darmstadt, Germany

and

PDS Biotechnology Corporation

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of December 30, 2022 (the “Effective Date”) by and between Merck KGaA, a corporation with general partners organized under German law, having a place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“Licensor”) and PDS Biotechnology Corporation, a company incorporated under the laws of the State of Delaware, USA, having a place of business at 25B Vreeland Road, Suite 300, Florham Park, New Jersey 07932, USA (“Company”). Licensor and Company may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS

WHEREAS, Company is a clinical-stage immunotherapy company developing targeted cancer and infectious disease immunotherapies based on its proprietary Versamune® and Infectimune™ T cell-activating technology platforms;

WHEREAS, Licensor is engaged, among other activities, in the development of pharmaceutical products and owns or Controls (as defined below) certain rights in the Compound (as defined below); and

WHEREAS, Company wishes to license from Licensor, on an exclusive basis, the right to Develop, manufacture and Commercialize Products (as defined below) comprising the Compound in the Field (as defined below) and Licensor wishes to grant such license to Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows.

ARTICLE 1 DEFINITIONS

In this Agreement the following terms, when capitalized, shall have the following meanings:

1.1 “Affiliate” means an entity that controls, is controlled by or is under common control with another entity, but only for so long as such control exists.  For the purposes of this Section, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. With respect to Licensor, for the purposes of the defined terms “Control”, “Licensor Know-How” and “Licensor Patents” in Sections 1.11, 1.33, and 1.34 the term “Affiliate” shall exclude [***].

1.2 “Applicable Laws” means any applicable supranational, federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency guidelines or other requirement, license or permit of any Governmental Body, which may be in effect from time to time.

1.3 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1, provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end on the date of termination or expiration of this Agreement.

1.4 “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year, provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.5 “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee and is designed to measure the safety or efficacy of a pharmaceutical product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials, or a study incorporating more than one of these phases (such as Phase I/II Trials, etc.).

1.6 “Commercialization” or “Commercialize” mean any and all activities undertaken before or after Regulatory Approval of an NDA for a particular Product and directed to the commercial exploitation of the Product, including the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.7 “Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by any Party with respect to any obligation, such [***]. Commercially Reasonable Efforts require, with respect to an obligation, that the Party: [***]. If a Party grants a sublicense or assigns its rights or obligations under this Agreement to an Affiliate or Third Party as permitted under this Agreement, then, with respect to such Sublicensee, assignee or designee, Commercially Reasonable Efforts shall mean at least (a) the efforts and resources as required from the assigning Party pursuant to the first part of this Section 1.7 or (b) [***]. Company shall not be permitted, in its exercise of Commercially Reasonable Efforts as defined in this Section 1.7, to consider the commercial potential of Competing Products controlled by Company or its Affiliates or any of its controlling shareholders (whereby the word “control” shall have the same meaning as set forth in Section 1.1), or deprioritize Compound or Product in favor of any such Competing Product.

1.8 “Competing Product” means any pharmaceutical product in any dosage form, formulation, presentation or package configuration which exhibits, or is designed to achieve, tumor-targeted IL-12 activity.

1.9 “Compound” means the NHS-IL12 fusion protein known as M9241 (as further defined by the polypeptide sequences as set forth in Schedule 1.9).

1.10 “Confidential Information” of a Party means information relating to the business, operations or products of such Party or any of its Affiliates, including any Know-How that is disclosed by or on behalf of a Party to the other Party or its Affiliates under this Agreement, or otherwise becomes known to the other Party or its Affiliates by virtue of this Agreement. For the avoidance of doubt, Confidential Information includes information already provided by or on behalf of one Party to the other Party prior to the Effective Date and falling into the definition of “Confidential Information” under the confidentiality agreement entered into by and between the Parties with effective date as of July 18, 2021.

1.11 “Control” or “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that the Party or any of its Affiliates owns or has a license or sublicense to such right, item, or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such right, item or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party, in particular such Third Party that has assigned or licensed such Patent Rights, Know-How or material to such Party (or any Affiliate of such Party).

1.12 “Covered” means, with respect to a Product, that the using, selling, or offering for sale of such Product would, but for a license granted in this Agreement under the Licensor Technology, infringe a Valid Claim of the Licensor Patents in the country in which the activity occurs.

1.13 “Data Protection Law” means the General Data Protection Regulation and any modifications or amendments thereof, and any successor provision of the European Parliament and the Council of the European Union, or any successor regulations or administrative pronouncements thereunder, as well as, if applicable, any other data protection laws of the country in which Company is established and any data protection laws applicable to Company in connection with this Agreement.

1.14 “Development” or “Develop” mean, with respect to a Product, the performance of all pre-clinical and clinical development, including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis, Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an NDA for a Product), manufacturing and regulatory activities that are required to obtain Regulatory Approval of an NDA for such Product in the Territory under this Agreement, and interacting with Regulatory Authorities regarding the foregoing.

1.15 “Drug Product Inventory” means the inventory of Compound in drug product form Controlled by Licensor and its Affiliates and existing as of the Effective Date which is listed in Schedule 1.15.

1.16 “Drug Substance Inventory” means the inventory of Compound in drug substance form Controlled by Licensor and its Affiliates and existing as of the Effective Date which is listed in Schedule 1.16.

1.17 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.18 “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities, or any successor commission or agency thereto.

1.19 “Executive Officers” means, for Licensor its [***] [***], and for Company, its [***].

1.20 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.21 “Field” means all prophylactic, palliative, therapeutic or diagnostic uses in humans or animals.

1.22 “First Commercial Sale” means the first sale or commercial transfer or disposition for value of the Product to a Third Party end-user by Company, its Affiliates or Sublicensees in any country.  For the avoidance of doubt, Product transferred to Third Party end-users for no consideration or for consideration at or below the cost of manufacture thereof, in commercially reasonable quantities, as part of an expanded access program, compassionate sales or use program or “named patient sales”, an indigent program, as bona fide samples, as donations, for the performance of pre-clinical or clinical trials, for research, preclinical or regulatory purposes or for similar bona fide business purposes in accordance with all Applicable Laws, shall not be considered a First Commercial Sale.

1.23 “GAAP” means United States generally accepted accounting standards, as such accounting standards may be amended from time to time.

1.24 “General Data Protection Regulation” or “GDPR” mean the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC.

1.25 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.26 “IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Body outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction, and including all regulations at 21 U.S. CFR § 312 et seq. and equivalent foreign regulations.

1.27 “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition, or a risk for a disease or condition for which an NDA may be obtained. For the purpose of this Agreement different types of conditions in the same disease category are different Indications (e.g. breast cancer or colon cancer or lung cancer are three different Indications). For clarity, (i) a Product may be approved and used in more than one Indication; (ii) moving from one line of therapy to another within an Indication will not be considered to be a new Indication, a non-limiting example of which is moving from second line therapy to first line therapy; and (iii) a single Indication would include the primary disease, disorder or condition and all variants or sub-divisions or sub-classifications within such primary disease, disorder or condition, and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used.

1.28 “Initial License Agreement” means the License Agreement between Licensor and Initial Licensor dated as of October 14, 2000, as amended, pursuant to which Licensor has obtained certain rights and licenses from Initial Licensor to technology which has been incorporated into the Licensor Technology.

1.29 “Initial Licensor” means [***], formerly known as [***] and previously as [***], and its affiliates.

1.30 “International Financial Reporting Standards” or “IFRS” mean the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.31 “Know-How” means any: (i) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (ii) compositions of matter, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public.  “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.32 “Licensor Existing Research Collaborations” means the collaborations between Licensor and its Affiliates and Third Parties as described in Schedule 1.32.

1.33 “Licensor Know-How” means all Know-How that is Controlled by Licensor or its Affiliates as of the Effective Date or thereafter during the Term that (i) is necessary or useful in the manufacture of the Compound, and (ii) specifically relates to the Compound, and (iii) which was actually used by Licensor or its Affiliates in its own development of the Compound prior to the Effective Date. For clarity with reference to (iii) above, Licensor Know-How shall include [***]. The Know-How set forth on Schedule 3.1b) constitutes to the knowledge of Licensor all Licensor Know-How as of the Effective Date.

1.34 “Licensor Patents” means all Patent Rights that are Controlled by Licensor or its Affiliates as of the Effective Date or during the Term that (i) cover the Compound and are necessary for the research, Development, manufacture, use or sale of Product in the Field in the Territory, or (ii) are based upon Licensed Know-How existing as of the Effective Date and are necessary or useful for the research, Development, manufacture, use or sale of Product in the Field in the Territory.  The Patent Rights set forth on Schedule 1.34 constitute to the knowledge of Licensor all such Patent Rights Controlled by Licensor as of the Effective Date. To the extent the Parties agree that certain Patent Rights meet the definition of Licensed Patents as of the Effective Date but were inadvertently left off of Schedule 1.34, such Patent Rights will be included as Licensed Patents, subject to any pre-existing Third-Party rights.

1.35 “Licensor Technology” means the Licensor Know-How and the Licensor Patents, collectively.

1.36 “Major Market” means any of the United States, Japan, China, Germany, France, Italy, the United Kingdom or Spain.

1.37 “Net Sales” means [***]; but less the following deductions  in accordance with GAAP: (i) trade, quantity and cash discounts or rebates, credits or refunds allowed or taken; (ii) allowances or credits given for claims, rejections or returns of previously sold or outdated Product (including recalls); (iii) retroactive price reductions (including chargebacks, rebates and similar payments made with respect to sales paid for any private payor or governmental organization such as federal or state Medicaid, Medicare or similar state or local program); (iv) bad debt expenses and amounts written off by reason of uncollectible debt, provided that if any bad debt is subsequently collected, it shall be added to Net Sales; (v) any charges for packing, handling, freight, insurance, postage, transportation and duty charges; and (vi) any value added tax, sales tax, duty, customs surcharge or other applicable government levies or charges.

In the event that a Product is bundled together with one or more other products and no individual value according to the previous sub-paragraph is available for the Product, then the Parties shall discuss in good faith the applicable value based on proportionate value contribution of the Product and the other product(s) with which the Product is bundled.

For clarification, (A) sale of a Product by Company, its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales”; and (B) Product transferred to Third Party end-users for no consideration or for consideration at or below the cost of manufacture thereof, in commercially reasonable quantities, as part of an expanded access program, compassionate sales or use program or “named patient sales”, an indigent program, as bona fide samples, as donations, for the performance of pre-clinical or clinical trials, for research, preclinical or regulatory purposes or for similar bona fide business purposes in accordance with all Applicable Laws, shall not be deemed a sale for purposes of this definition of “Net Sales”.

1.38 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.39 “Patent Right(s)” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)).

1.40 “Phase I Trial” means a Clinical Trial in which the Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Product, and consistent with 21 U.S. CFR § 312.21(a).

1.41 “Phase II Trial” means a Clinical Trial of the Product in human patients, the principal purposes of which are to make a preliminary determination that the Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Product’s efficacy to permit the design of Phase III Trials, and consistent with 21 U.S. CFR § 312.21(b).

1.42 “Phase III Trial” means a Clinical Trial of the Product in human patients which trial is designed (a) to establish that the Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) consistent with 21 U.S. CFR § 312.21(c).

1.43 “Product” means any pharmaceutical preparation, substance, or formulation, comprising or employing, the Compound.  Formulations or preparations containing the Compound at different concentrations or amounts will be considered to be the same product.

1.44 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the Development, manufacture or Commercialization of a Product in a particular country or jurisdiction.

1.45 “Regulatory Authority” means (a) in the US, the FDA, (b) in the EU, the EMA or the European Commission, or (c) any Governmental Body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the Territory.

1.46 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period from the First Commercial Sale of a given Product in a given country until the later of (i) [***] thereafter, and (ii) the expiration or invalidation of the last remaining Valid Claim Covering the Compound or Product in such country.

1.47 “Senior Managers” means, for Licensor its [***], and for Company, its [***].

1.48 “Sublicensee” means a Third Party other than an Affiliate of Company to which Company (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1. “Sublicense” shall be construed accordingly.

1.49 “Sublicense Revenue” means the excess of (A) any consideration to be paid to Company in respect of any Sublicense of the Licensor Technology granted by Company under this Agreement, to research, Develop, manufacture the Compound or Product, or Commercialize the Product anywhere in the Territory, or in consideration of the grant of the right to acquire such a Sublicense, including (a) option fees, license issue fees or other up-front payments, (b) royalties,  annual license fees, milestone or other lump sum payments which are attributable to the grant of the rights in question, and (c) the fair market value of any non-cash consideration received by or payable to Company in lieu of payments in consideration for the grant of such sublicense rights to such Sublicensee, as compared to (B) the Upfront Total Consideration, milestone or royalty payment to be made by Company to Licensor hereunder.

1.50 “Territory” means all countries in the world.

1.51 “Third Party” means any party that is not a Party or an Affiliate of a Party or a Sublicensee of Company hereunder.

1.52 “Valid Claim” means any claim in any (i) unexpired and issued Licensor Patent that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court or other Governmental Body of competent jurisdiction or any (ii) [***].

1.53 Other Terms.  The definition of each of the following terms is set forth in the Section or part of this Agreement indicated below:

Term	Defined
“Action”	6.4b)
“Agreement”	preamble
“Alliance Manager”	3.3
“APS”	3.1e)ii
“Anti-Bribery Laws”	11.2
“APS”	3.1e)ii
“Claim”	9.1
“[***]”	4.1d)
“Company”	preamble
“[***]”	4.1c)
“Company Indemnitees”	9.1
“Company Patents”	6.1b)
“Controlling Party”	6.5c)
“Designated CDMO”	3.1c)
“Effective Date”	preamble
“ICC”	12.3
“Improper Conduct”	11.2
“Indemnified Party”	9.3
“Indemnifying Party”	9.3
“Licensor”	preamble
“[***]”	4.1c)
“Licensor Existing Collaboration Partners”	2.3a)
“Licensor Indemnitees”	9.2

“[***]”	4.1c)
“[***]”	4.1c)
“Party” and “Parties”	preamble
“Payee”	5.9
“Payer”	5.9
“Payments”	5.9
“Personal Data”	11.1a)
“PHSA”	6.6a)
“Quality Agreement”	3.1f)
“Term”	10.1
“Third Party Action”	6.5a)
“Transition Committee”	3.1g)
“Sublicense Fee”	5.7a)
“Upfront Cash Payment”	5.1b)
“Upfront Consideration Shares”	5.1c)
“Upfront Total Consideration”	5.1a)
“VAT”	5.10

ARTICLE 2 GRANT OF LICENSE

2.1 Grant of License.

a) License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company an exclusive (even as to Licensor), milestone- and royalty-bearing right and license, or sub-license as applicable, with the right to sublicense subject to the provisions of Section 2.2, under the Licensor Technology to research, develop, have developed, make, have made, use, sell, offer for sale, export and import (including the exclusive right to Develop and Commercialize) the Compound and Products in the Field in the Territory.

b) Initial License Agreement. Company acknowledges that (i) Licensor has disclosed to Company a redacted copy of the Initial License Agreement through virtual data room hosted by Intralinks, (ii) Licensor has licensed technology which has been incorporated into Licensor Technology from the Initial Licensor pursuant to the Initial License Agreement and (iii) certain rights and obligations of Licensor under the Initial License Agreement have been included in this Agreement. Any Patent Rights that were encompassed in such Initial License Agreement meanwhile have expired. Nonetheless, Licensor is required to comply with such Initial License Agreement towards the Initial Licensor. Should the Parties become aware of any inconsistency between this Agreement and the Initial License Agreement, the Parties will work together in good faith to resolve such issue without delay.

2.2 Grant of Sublicense by Company.

Company shall have the right to grant Sublicenses, in whole or in part, under the licenses granted in Section 2.1; provided, that:  (a) each Sublicense agreement shall be consistent with the terms and conditions of this Agreement; (b) Company shall ensure that its Sublicensees comply with the applicable terms and conditions of this Agreement; and (c) Company’s execution of a Sublicense agreement shall not relieve Company of any of its obligations under this Agreement, so that (i) Company shall remain primarily liable to Licensor for any act or omission of an Sublicensee that would be a breach of this Agreement if performed or omitted by Company and (ii) Company shall remain responsible for the performance of all of Company’s duties and obligations contained in this Agreement by its Sublicensees to the same extent as if such activities were conducted by Company, in particular for any payments due hereunder. Company shall provide Licensor with a copy of each such executed Sublicense agreement in the English language promptly following execution of any Sublicense Agreement (subject to reasonable redaction). Until Company has paid the Upfront Cash Payment and provided the Upfront Consideration Shares to Licensor according to Section 5.1, the aforementioned right to grant Sublicenses shall be limited to standard Sublicenses to Third Party service providers of Company under market standard service agreements, such as service agreements with clinical research organizations. Thereafter, Company shall be free to grant Sublicenses to any Third Party or Affiliates as set forth in this Section 2.2.

2.3 Retained Rights.

a) Notwithstanding anything stated herein to the contrary, Company agrees and acknowledges that Licensor, prior to the Effective Date, has entered into the Licensor Existing Research Collaborations with Third Parties. As a result of such Licensor Existing Research Collaborations, Licensor retains rights under the Licensor Technology solely to the extent necessary to permit Licensor’s Third Party collaboration partners under the Licensor Existing Research Collaborations (the “Licensor Existing Collaboration Partners”) to exercise their rights under the Licensor Existing Research Collaborations, to the extent such rights have been expressly granted to such Licensor Existing Research Collaboration Partners under the Licensor Existing Research Collaborations as of the Effective Date. Should Licensor become aware of any proposed publications by any Licensor Existing Collaboration Partner, Licensor shall bring, subject to any conflicting Third Party rights pursuant to the Licensor Existing Research Collaborations, any such publication manuscripts to the attention of Company prior to publication, and request from the respective Third Party collaboration partner any amendment of such manuscripts as desired by Company.

b) Furthermore, Licensor retains rights under the Licensor Technology to the extent necessary to permit Licensor, its Affiliates and Third Party contractors to conduct the activities pursuant to Section 3.1.

ARTICLE 3 TECHNOLOGY TRANSFER, REGULATORY MATTERS AND GOVERNANCE

3.1 Technology Transfer.

a) Transfer Plans Generally. As soon as reasonably practicable, but in any event within ninety (90) days from the Effective Date, the Parties shall use Commercially Reasonable Efforts to mutually agree on transfer plans for Licensor Know-How, including, without limitation, CMC technology transfer. The Parties shall collaborate in good faith and shall make their respective relevant personnel available to complete the transfers in a timely manner, according to the mutually agreed transfer plans, and no later than within [***] ([***]) months from the Effective Date. The transfer shall be in accordance with Applicable Laws (including, in particular, applicable good laboratory practices (GLP), good clinical practices (GCP) and good manufacturing practices (GMP)) and shall be conducted in an orderly fashion and in a manner such that the value and usefulness of the Licensor Technology are preserved in all material respects. It is understood that such transfer will entail the provision of originals or copies, or the granting of access to originals stored at Licensor or at Third Party service providers, as required by Applicable Laws and agreed between the Parties. All documents shall be provided in their existing form(s) and in the original language only (provided that, for any documents not in English, Licensor shall provide any English translations of such documents in Licensor’s possession or control); references to compounds other than the Compound may be redacted.  Prior to the transfer of any Personal Data, the Parties shall ensure compliance with any applicable Data Protection Laws as set forth in ARTICLE 11, including by entering into any applicable ancillary agreements or standard contractual clauses. In accordance with the various transfer plans, Licensor shall transfer or make available to Company the Licensor Technology to Company, at Company’s cost and expense at an hourly rate of [***] preapproved by Company and incurred by Licensor’s employees to support the agreed upon transfer activities. The first [***] ([***]) hours of Licensor’s transfer activities pursuant to this ARTICLE 3 will be provided by Licensor at no cost to Company. Licensor shall provide to Company on a quarterly basis a written report summarizing in reasonable detail the number of hours spent on transfer activities for such quarter and the number of hours, if any, of free assistance remaining (for clarity, such reporting shall not count towards the [***] ([***]) hours free transfer activities).  Upon Company’s reasonable request, Licensor shall (i) provide to Company good faith estimates of the amount of hours it will take for Licensor to complete any transfer activity(ies) and (ii) use reasonable efforts to provide to Company a good faith estimate of the aggregate number of hours of free assistance that have been provided by Licensor through the date of Company’s request, in each case to the extent that such information is accessible or otherwise reasonably determinable by Licensor.  Licensor shall provide written notice to Company once the [***] ([***]) hours of free transfer activities have been exhausted, promptly within [***].

b) Licensor Know-How Transfer and Virtual Data Room Documents. The Licensor Know-How will be transferred to Company in accordance with, and within the timelines set forth in, the Licensor Know-How transfer plan, as outlined high level in Schedule 3.1b). Upon mutual agreement between the Parties, transfer of certain Licensor Know-How items may already start prior to finalization of the Licensor Know-How transfer plan. In addition, already prior to the transfer of the Licensor Know-How, upon the signing of this Agreement by both Parties, the virtual data room hosted by Intralinks through which Licensor has provided to Company certain information relating to the Compound and the Licensor Technology prior to the Effective Date shall be frozen. As soon as practicable after the Effective Date but in any event within sixty (60) days of the Effective Date, Licensor shall obtain from the data room provider [***].

c) CMC Technology Transfer. The CMC technology transfer shall be defined and governed by the CMC technology transfer plan as outlined at high-level in Schedule 3.1c), which CMC technology transfer plan shall be agreed upon between the Parties within ninety (90) days from the Effective Date. In accordance with such transfer plan, Licensor shall transfer to Company, or its designated Third Party contract manufacturer (the “Designated CDMO”), Licensor Know-How that is specifically related to manufacture and testing of the Compound, drug substance and drug product (as manufactured as of the Effective Date) at Company’s cost and expense. Such Licensor Know-How will be transferred to Company in its existing form. Company shall be responsible for the readiness of Company, or of its Designated CDMO, to receive the Licensor Technology and for the completion of the CMC technology transfer plan within the agreed timelines. The CMC technology transfer shall be completed by no later than [***], after which Licensor shall have no obligation to further support the CMC technology transfer activities. The CMC technology transfer shall be deemed completed after the manufacturability is demonstrated through a GMP engineering run. For the avoidance of doubt, the CMC technology transfer will include routine technical questions and answers on the CMC Licensor Know-How, but Licensor shall not provide Company with consulting services relating to CMC matters unless specifically agreed under the CMC technology transfer plan.

d) Transfer of physical material comprised in Licensor Know-How. The Parties shall use Commercially Reasonable Efforts to agree, within [***] ([***]) days after the Effective Date, on a plan regarding the transfer to Company or a Third Party designated by Company of any physical material comprised in Licensor Know-How which the Parties agree shall be transferred to Company in accordance with Applicable Law (other than Drug Product Inventory and Drug Substance Inventory which will be transferred as set forth in sub-paragraph e) below), and prerequisites and activities required to be conducted or provided by Company or Company’s Third Party service providers before such activities can be implemented.  Any such physical material will be transferred to Company at Company’s risk and at Company’s sole costs and expense in accordance with such plan. Notwithstanding the foregoing, Licensor shall use no less care in handling and storing such physical material until the delivery to Company as set forth herein than it uses in the handling and storing of its own material, but at least reasonable care. Notwithstanding the foregoing, and without prejudice to any financial liability for breach of this Agreement, in no circumstance shall Licensor be obliged to replace any such physical material.

e) Drug Product Inventory, Drug Substance Inventory and related transitional Manufacturing and Supply Services by Licensor.

i. Drug Product Inventory.  Within [***] from the Effective Date, Licensor shall transfer to Company, or any Third Party designated by Company, the Drug Product Inventory.   No additional consideration will be due for the Drug Product Inventory. The Drug Product Inventory shall be delivered [***]manufacturing or storage site to Company or any Third Party designated by Company, and title to the Drug Product Inventory shall transfer to Company simultaneously with risk transfer according to the above-referenced Incoterm (subject to Applicable Law and any necessary Quality Agreement). Licensor shall use no less care in handling and storing the Drug Product Inventory until the delivery to Company as set forth herein than it uses in the handling and storing of its own materials, but at least reasonable care.[***].

ii. Drug Substance Inventory.  In relation to Drug Substance Inventory, Company may choose to (A) have all or a portion of the Drug Substance Inventory transferred to Company or any Third Party designated by Company (and not converted into drug product), or (B) request Licensor to convert all or a portion of the Drug Substance Inventory into drug product and transfer such drug product to Company or any Third Party designated by Company. In case of (A), the provisions set forth in sub-paragraph i. shall apply mutatis mutandis. In case of (B), the following shall apply: Licensor will manufacture and supply to Company up to [***] ([***]) batches of drug product with a batch size of [***] ([***]) liters for clinical use, to be delivered in bulk packaging, using and limited to the Drug Substance Inventory or portion thereof, and there shall be no additional cost to Company for such Drug Substance Inventory. Batch size shall be as requested by Company, whereby Company may choose between (aa) [***] ([***]) to (bb) [***]  ([***]) liter batch. In addition, [***] ([***]) aseptic process simulation (“APS”) per calendar year and within the interval between biannual shutdowns shall be required to be performed prior to drug product manufacture. For clarity, an APS will need to be performed following each manufacturing suite shutdown, before the subsequent drug product batch manufacture. The Parties will work together in good faith to optimize drug product manufacture scheduling. Licensor will deliver the drug product batches according to the same attributes (including but not limited to strength, formulation, batch size and container closure system) as Licensor’s current process. The drug product will be released by Licensor for use in Phase I/II clinical trials, or for clinical trials for which additional Phase III release procedures are required following completion of additional Phase III release procedure studies subject to Section 3.1e)v. Delivery will be [***] Company’s manufacturing or storage site. Title to the Drug Product shall transfer to Company simultaneously with risk transfer according to the aforementioned Incoterms. Any change to the manufacturing process or outcome required by the Company will need to be agreed in advance and Company will bear the cost for its implementation. Within [***] ([***]) days of the Effective Date and every [***] ([***]) months thereafter, Company shall provide Licensor with an updated rolling forecast with the number of batches to be manufactured in the following [***]  ([***]) months; provided that the first forecast shall be subject to mutual agreement by both Parties, acting in good faith, considering in particular long ordering lead time for certain raw materials.  The first [***] ([***]) [***]of each forecast shall be binding upon the Parties.  With respect to the [***] ([***]) months of a forecast (i.e., months [***]of a forecast), in the event that Licensor procures any necessary product-specific raw materials with an ordering lead time of greater than [***] ([***]) months in order to be able to manufacture drug product forecasted by Company for such period, Company shall be responsible for the actual out-of-pocket costs of such raw materials incurred by Licensor to the extent that such raw materials are not used for any future drug product orders by Company hereunder and Licensor delivers, at Company’s expense, such raw materials to Company or its designee. Company shall submit to Licensor a binding, non-cancellable purchase order in compliance with the binding portion of the forecast with the expected delivery month. Upon receipt of each purchase order, Licensor shall confirm it and be responsible for the manufacture of the quantity of drug product set forth therein, provided that Licensor shall inform Company in the event that Licensor reasonably determines that such drug product cannot be delivered by the expected delivery month in such purchase order due to the required lead times or delivery delays by Third Parties for raw materials outside of Licensor’s reasonable control, in which event the Parties shall work together in good faith to agree upon a delivery date. Licensor shall in no circumstance (including in case of any loss of Drug Substance Inventory or defective drug product) be obliged to replace Drug Substance Inventory or drug product lost in the manufacture process; provided, however, that Licensor shall be liable to Company for any such lost Drug Substance Inventory to the extent such loss arises from Licensor’s negligence or breach of this Agreement. The manufacture of drug product under this Section 3.1e)ii does not include the performance of stability studies or additional characterization studies. The manufacture of drug product by Licensor hereunder shall be limited in time to the end of [***] (except to the extent that Licensor fails to complete the manufacture of drug product under a binding purchase order) and shall be limited in volume to the conversion of the existing Drug Substance Inventory into drug product according to the existing process. For the avoidance of doubt, Licensor shall not be obliged to manufacture any further batches of drug substance to manufacture drug product. Unless otherwise mutually agreed in writing between the Parties, Licensor shall not be obliged to store any of the Drug Substance Inventory after [***]. If the Company so requests by no later than [***], any Drug Substance Inventory that is remaining as of [***] will be transferred to Company within [***] ([***]) months at the latest, otherwise the remaining Drug Substance Inventory will be destroyed.

iii. Consideration for Drug Product Inventory and Drug Substance Inventory. The consideration for the Drug Product Inventory and Drug Substance Inventory in total shall amount to [***] US Dollars (USD [***]), which amount is non-refundable and is already included in the Upfront Cash Payment set forth in Section  5.1b).

iv. Costs relating to additional Drug Product Manufacturing from Drug Substance Inventory.  The price for any drug product manufacturing according to sub-paragraph 3.1e)ii above shall be as set forth below:

Batch Size and number of APS	Price per drug product batch (EUR)

8 liter (1 - 2 APS)	[***]

8 liter (3 - 4 APS)	[***]

20 liter (1 - 2 APS)	[***]

20 liter (3 - 4 APS)	[***]

The price for batch sizes between eight (8) and twenty (20) liters shall be calculated pro rata. The respective payment shall be made within thirty (30) days after the receipt of the respective invoice from Licensor.

v. Costs for Phase III release procedures.  Company acknowledges that the Drug Product Inventory and Drug Substance Inventory have been released by Licensor for use in Phase I/II clinical trials. In case Company will use any of the Drug Product Inventory or Drug Substance Inventory or any drug product manufactured from Drug Substance Inventory in any Clinical Trial for which additional Phase III release procedures are required as set forth in Schedule 3.1e)v, Licensor shall conduct such additional release procedures as quickly as reasonably practicable [***] following (1) Company’s request to Licensor to conduct such additional release procedures and (2) first date of availability of a slot for Licensor to conduct such additional release procedures, and Company will make to Licensor a one-time payment of [***] Euros (EUR [***]) as consideration for Licensor to conduct such additional release procedures. Such payment shall be made within [***] after the receipt of the respective invoice from Licensor.  Following Company’s request to Licensor to conduct such additional release procedures, Licensor shall use best efforts to reserve a slot and schedule such release procedures as soon as reasonably possible.

vi. Representations, Warranties and Covenants regarding Drug Product Inventory and Drug Substance Inventory.  Licensor represents, warrants and covenants to Company that:

(A) as of the Effective Date and the date of transfer to Company, all Drug Substance Inventory, Drug Product Inventory and drug product manufactured pursuant to Section 3.1e)ii are and shall have been manufactured, tested and/or stored, as applicable, in accordance with all applicable specifications (as of the Effective Date), cGMP and all Applicable Laws;

(B) as of the Effective Date, all Drug Substance Inventory and Drug Product Inventory shall have the shelf life as set forth in Schedules 1.15 and 1.16;

(C) as of the Effective Date and the date of transfer to Company, Licensor has the right to transfer to Company all Drug Substance Inventory, Drug Product Inventory and drug product manufactured pursuant to Section 3.1e)ii, and such inventory and product are free and clear of any and all liens or other encumbrances ([***]); and

(D) prior to each date of delivery to Company Drug Substance Inventory, Drug Product Inventory or drug product manufactured pursuant to Section 3.1e)ii, Licensor shall provide to Company all of the documents set forth in Schedule 3.2e)vi, and all such documents shall be complete, true and accurate in all respects.

f) Quality Agreement.  The Parties shall negotiate in good faith one or more definitive agreements with regard to quality matters (each a “Quality Agreement”) relating to relevant activities which are within the scope of the transfer plans or this Section 3.1. In the event of a discrepancy between this Agreement and a Quality Agreement, the Quality Agreement governs with respect to quality matters and this Agreement governs with respect to all other matters. A Quality Agreement shall be signed by both Parties before and as a condition for the transfer of existing Drug Product Inventory, Drug Substance Inventory or any drug product to be manufactured from Drug Substance Inventory, or other physical material comprised in the Licensor Know-How or any other activities in its scope to start.

g) Transition Committee, Transfer Leads. Within fifteen (15) days following the Effective Date, the Parties will establish a committee to manage the transition (the “Transition Committee”), that meets on a regular scheduled basis to: (i) lead the generation of the transfer plans and, (ii) oversee and coordinate activities of the transfer team members of both Parties related to the transfer set forth in the transfer plans. Each Party will nominate three (3) representatives to the Transition Committee, who possess a general understanding of research, development, regulatory, analytical and manufacturing matters to act as its representatives. The Transition Committee shall remain in existence until the completion of the technology transfer set forth in the transfer plans. Prior to the first meeting of the Transition Committee, each of the Parties will designate a transfer lead who will serve as first point of contact between the Parties in relation to the activities under this Section 3.1. Each Party has the right to replace its transfer lead at any time upon notice to the other Party. Licensor’s transfer lead will co-ordinate and prepare Transition Committee meetings.  Each Party shall bear its own costs and expenses associated with the Transition Committee and in no event shall Licensor’s activities pursuant to this Section 3.1g) count against the free transfer activities hours to be provided by Licensor as described in Section 3.1b).

h) No use of information or data relating to other compounds.  Company acknowledges and agrees that it will not, without Licensor’s prior written consent, process, edit, analyze, publish or use any information or data that Company may get access to in the context of the transfer activities pursuant to this Section 3.1 or Section 3.2, to the extent such information or data relates to compounds other than the Compound.

3.2 Regulatory Matters.

a) General Responsibility for Regulatory Filings. Without prejudice to any Third Party cross-reference rights, as of the Effective Date going forward, Company shall be responsible for and, as between Licensor and Company, own all new regulatory filings and Regulatory Approvals for the Compound and Product, including all new INDs and NDAs, and, subject to Sections 3.2b) and 3.2d), shall be solely responsible for all communications with Regulatory Authorities regarding the Compound and Products in the Territory. Company shall notify Licensor promptly (latest within thirty (30) days) upon acceptance by the applicable Regulatory Authority of the first submission of an NDA for Product in the first country or jurisdiction in the Territory.

b) Existing regulatory filings. As soon as practicable after the Effective Date, IND #131184 will be transferred to Company, together with existing agreements, promises and conditions pertaining to such IND. In determining the timing for the transfer of IND #131184 to Company, the Parties will consider, in particular, the ongoing [***] described in Section 4.1c) and the single patient expanded access described in Section 4.1d) (including the respective existing rights of cross-reference), as well as the timing of the transfer of the global safety database relating to the Compound as set forth in Section 3.2d)). Until IND #131184 has been transferred to Company, Licensor will maintain such IND, and will continue to make any required updates, on behalf of Company and at Company’s cost and expense. Furthermore, Licensor will make available to Company copies of its interactions with Regulatory Authorities in other jurisdictions in the Territory outside of the U.S. (e.g., inactive clinical trial submission packages), to the extent relating to the Compound.  Prior to the Effective Date, Licensor has provided to Company a copy of the most recent version of the Investigator Brochure for the Compound through the virtual data room hosted by Intralinks.  Licensor shall provide to Company in writing any required updates and proposed interactions with Regulatory Authorities reasonably in advance for Company’s review and comment, and Licensor shall consider any such comments in good faith; in case of urgent interactions with Regulatory Authorities, Licensor will inform Company and will provide copies thereof as soon as practicable. The activities under this Section 3.2b) will be conducted in connection with the activities to be undertaken pursuant to Section 3.1, at Company’s cost as set forth in Section 3.1.

c) Cooperation. The Parties will do all things reasonably necessary to give effect to Section 3.2b), including executing and delivering to the relevant Regulatory Authority any ancillary documents and commitments. In particular, Licensor will submit to the FDA a letter or other necessary documentation (with copy to Company) notifying the FDA of the transfer of ownership of IND #131184 to Company, and Company as new owner of IND #131184 will submit a letter (with copy to Licensor) confirming Company’s commitment to the existing agreements, promises, and conditions pertaining to IND #131184.

d) Safety Reporting and Pharmacovigilance.  Without limiting the transfer obligations set forth in Section 3.1 and in this Section 3.2d) and the activities and obligations to be set forth in the safety transition plan as described below, Licensor shall, as soon as practicable after the Effective Date (but in no event later than twelve (12) months after the Effective Date), deliver or otherwise make reasonably available to Company, and Company shall take all steps that are reasonably necessary to enable the Company to take over the ownership of, the global safety database from Licensor for the Compound, and to migrate such safety database to Company. The Parties agree to comply with any and all Applicable Laws that are applicable as of the Effective Date and thereafter during the Term in connection with safety data collection and reporting for the Compound.  The IND holder or the sponsor of the Clinical Trials involving the Compound shall be solely accountable for compliance with all Applicable Law pertaining to safety reporting and related activities, including reporting of all safety information required to be submitted to the concerned Regulatory Authority, institutional review board or ethics committee, and investigators as required by Applicable Laws. As soon as possible after the Effective Date, but in any event within thirty (30) days after the Effective Date, the safety teams of the Parties shall meet to agree upon a detailed safety transition plan, which plan shall set forth (i) the activities to be performed by the Parties for the transfer of the ownership of the global safety database for the Compound to Company, such as migration of the safety database as part of the Technology Transfer in Section 3.1, (ii) whether the Parties shall enter into a separate safety data exchange agreement considering the respective roles and related safety and pharmacovigilance reporting obligations of the Parties, and (iii) other activities and obligations to be performed by Licensor and Company until such time as the global safety database has been transferred to Company.  The safety transition plan  shall include that: (A) Licensor shall continue to conduct safety surveillance activities for the Compound, including, if necessary, the provision of monthly listings to Company, to allow Company to conduct analysis of similar events for suspected unexpected serious adverse reactions, until transfer of the global safety database to Company; (B) any serious adverse events observed through the [***] and the expanded access program with [***] shall continue to be reported directly to Licensor for inclusion in the global safety database until Company contracts with applicable investigators to receive such serious adverse events directly, provided that Company shall as soon as possible after the Effective Date use best efforts to contract with such applicable investigators to receive the serious adverse events for the Compound directly (see also Section 4.1d)); (C) following transfer of IND #131184 to Company, Licensor shall forward copies of any suspected unexpected serious adverse reactions reports that it receives from the [***] and the expanded access program related to the Compound to Company in English within such reasonable timelines which enable Company to comply with all Applicable Laws, until transfer of the global safety database to Company and until Company contracts with applicable investigators to receive such reports directly as set forth above; (D) Licensor shall submit the applicable development safety update reports for the Compound required for the 2022 Calendar Year to the applicable Regulatory Authorities; (E) Company will be responsible to compile and submit the development safety update report for the Compound for the 2023 Calendar Year (in the case of the 2023 Calendar Year, if the global safety database has not been transferred to Company, Licensor will provide respective line listings from the global safety database to support compilations of the development safety update report by Company). All activities under this Section 3.2d) shall be at Company’s cost in accordance with Section 3.1.

3.3 Alliance Managers.  Each Party will appoint a representative of such Party to act as its Alliance Manager under this Agreement (the “Alliance Manager”) on the Effective Date. The Alliance Managers will serve as the primary contact point between the Parties. Each Party may replace its Alliance Manager at any time upon notice to the other Party. The Alliance Managers will facilitate the flow of information and otherwise promote communication, coordination, and collaboration between the Parties, including in particular the transfer of Licensor Technology to Company as described in this ARTICLE 3; provide a single point of communication for seeking consensus both internally within the respective Party’s organization and facilitating review of external corporate communications; and address cross-Party and/or cross-functional disputes in a timely manner.

ARTICLE 4 DEVELOPMENT AND COMMERCIALIZATION

4.1 Development of Product by Company.

a) General. Company shall have the exclusive right and responsibility to research and Develop the Product and to conduct (either itself or through its Affiliates, agents, subcontractors or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Regulatory Approval for the Product in any Indication in the Territory.

b) Annual Development Reports.  Company will provide to Licensor, each time within ninety (90) days after the end of a Calendar Year, with a written report in English language and in a form reasonably acceptable to Licensor, summarizing in reasonable detail the Development activities conducted by Company (itself or through its Affiliates and Sublicensees and its or their Third Party service providers) in the preceding year. Such reports shall include at least the information set forth in Schedule 4.1.b).

c) Clinical Trials by the [***]. The Parties acknowledge and agree that as of the Effective Date the [***] (“[***]”) is the sponsor of certain Clinical Trials of the Compound and holds certain INDs relating to the Compound, as set forth in Schedule 4.1c) (the “[***]”). Until the Effective Date, such [***] have been conducted under a [***] ([***]) [***] (the “[***]”). Separate from the [***] there also exists a [***] between Company and the [***] (the “[***]”), covering the use of Company’s proprietary investigational immunotherapy known as PDS0101. Licensor represents and warrants that the [***] has been amended such that, as of the Effective Date, the Compound no longer is subject to the [***], and the Company represents and warrants that it has agreed with [***] that the use of the Compound in the [***] as of the Effective Date going forward will be subject to the [***]. Licensor will continue to provide reasonable support to Company regarding the transfer of [***] to Company. For clarity, Company shall not be bound by any of the obligations under the [***], and Licensor shall not be bound by any of the obligations under the [***].

d) Ongoing Single Patient Expanded Access.  As of the Effective Date, a single patient is being treated with the Compound in combination with Licensor’s proprietary compound known as avelumab at the [***] (“[***]”), under a single patient expanded access arrangement and a single patient IND, which IND is not controlled by Licensor but is understood to be cross-referencing Licensor’s IND #1311384. A redacted version of the underlying physician’s agreement has been made available to Company prior to the Effective Date. Licensor has informed Company that on or about the date hereof it has or it will supply to the [***]. As soon as practicable after the Effective Date, the Parties will work together in good faith and with the [***], as may be required, to enable provision of the Compound by Company, and of avelumab by Licensor, to the [***] for its treatment of the single patient for as long as such treatment is medically appropriate and in accordance with Applicable Law.

4.2 Commercialization.

a) General.  Subject to the terms and conditions of this Agreement, Company shall have the exclusive right and responsibility to Commercialize the Product in the Territory by itself or through one or more Third Parties selected by Company and shall have the responsibility in all matters relating to the Commercialization of the Product in the Territory.

b) Annual Commercialization Reports. Starting by the end of the year that is not more than [***] ([***]) months prior to expected launch of a Product in any of the Major Markets, Company will provide to Licensor, each time within [***] ([***]) days after the end of a Calendar Year, with a written report in English language and in a form reasonably acceptable to Licensor, summarizing in reasonable detail the Commercialization activities conducted by Company (itself or through its Affiliates and Sublicensees and its or their Third Party service providers) in the preceding year in the Major Markets. Such reports shall include at least (i) information on marketing strategy, (ii) overview on economic and regulatory conditions and (iii) expected launch dates and activities prior to and after the First Commercial Sale of a Product in a given country in the Major Markets.

4.3 Development and Commercial Manufacturing and Supply. Company shall have the exclusive right to, and shall be solely responsible for, manufacture the Compound and the Product itself or through one or more Third Parties selected by Company. Except as expressly set forth in in Section 3.1e), Licensor shall not be obliged to manufacture or supply Compound or Product.

4.4 Diligence by Company. [***].

4.5 Trademarks. Company shall have the sole authority to select trademarks for the Product and shall own all such trademarks.

ARTICLE 5 FINANCIAL TERMS

5.1 Upfront Payment in Cash and Company Shares.

a) Total Amount. The total non-refundable, non-creditable total upfront consideration (the “Upfront Total Consideration”) to be paid by Company to Licensor in partial consideration for the grant of the rights hereunder shall amount to ten million US Dollars (USD 10,000,000), which amount is inclusive of the consideration for the Drug Product Inventory and Drug Substance Inventory set forth in Section 3.1e)iii.

b) Cash Payment. Company shall pay a partial amount of five million US Dollars (USD 5,000,000) of the Upfront Total Consideration (such partial amount, the “Upfront Cash Payment”) to Licensor in cash according to Section 5.8 within thirty (30) days from the Effective Date.

c) Share Consideration.  Company shall issue to Licensor pursuant to that certain Share Transfer Agreement entered into as of the Effective Date by and between Company and Licensor, within thirty (30) days from the Effective Date, such number of shares in Company that is equivalent to the remaining partial amount of the Upfront Total Consideration, i.e., five million US Dollars (USD 5,000,000), provided that:

i. The number of shares to be issued to Licensor shall be calculated based on the stock price of the Company shares listed on the NASDAQ as of the Effective Date (closing price);

ii. In no event shall Company issue to Licensor any number of shares in Company that would exceed four point ninety-nine percent (4.99%) of the total outstanding shares in the Company; and

iii. Any difference between the maximum number of shares to be issued to Licensor pursuant to sub-paragraph ii of this Section 5.1c) and the remaining partial amount of the Upfront Total Consideration as set forth in Section 5.1c), shall be paid to Licensor in cash according to Section 5.8 within thirty (30) days from the Effective Date. The same shall apply to any fractional amounts;

(such Company shares, the “Upfront Consideration Shares”).

d) Lock-Up.  Licensor shall not sell the Upfront Consideration Shares prior to one-hundred eighty (180) days from the Effective Date.

5.2 Development Milestone Payments.

a) As further consideration for the grant of the rights hereunder, Company shall pay to Licensor the non-refundable, non-creditable milestone payment set forth below in accordance with the following terms set forth herein. Company shall promptly notify Licensor in writing, and no later than thirty (30) days, of the occurrence of any such milestone event, and shall pay the respective development milestone payment within thirty (30) days from receipt by Company of a corresponding invoice from Licensor.

#	Development Milestone Event for the first Product	Milestone Payment (USD)

1	[***]	1,000,000

2	[***]	5,000,000

3	[***]	5,000,000

b) Each of the foregoing milestone payments shall be paid only once, regardless of whether there is more than one Product that achieves a milestone; provided, however, that each milestone event need not be achieved by the same Product.

c) If a particular Product in a particular Indication achieves a development milestone event (and the respective milestone payment becomes due and payable hereunder), then any preceding milestone payments relating to such Product in such Indication (which may have not been triggered due to a skipped development milestone event and therefore were not due and payable before), shall become due and payable concurrently with the milestone payment triggered by the achieved milestone event.

d) In the event that Company files an NDA for the first Product for the first Indication without conducting a Phase III Trial for such first Product in such first Indication, then, upon acceptance by the applicable Regulatory Authority of such NDA, development milestone #1 above shall be deemed achieved and the corresponding milestone payment shall be due and payable pursuant to the terms and conditions set forth in Section 5.2a).

5.3 Commercial Milestone Payments.

a) As further partial consideration for Licensor’s grant of rights and licenses to Company hereunder, Company shall pay Licensor the following amounts for the achievement of the following commercial event milestones:

#	Commercial Milestone Events	Milestone Payment (USD)

6	Upon aggregate annual Net Sales of Products exceeding for the first time USD [***]	15,000,000

7	Upon aggregate annual Net Sales of Products exceeding for the first time USD [***]	30,000,000

8	Upon aggregate annual Net Sales of Products exceeding for the first time USD [***]	60,000,000

b) Company shall deliver written notice to Licensor within [***]. Company shall deliver the corresponding commercial event milestone payment to Licensor within thirty (30) days of receipt by Company of a corresponding invoice from Licensor.

c) For the avoidance of doubt, each aforementioned commercial event payment shall be made only once, regardless of the number of Calendar Years in which the Products achieve such commercial event milestone. For example, if for a Calendar Year, aggregate annual Net Sales of all Indications of the Product in the Territory are [***] US Dollars (USD[***]), the total commercial milestone payments earned shall be [***] US Dollars (USD [***]), and such commercial event payment shall no longer be triggered by any Product in any Calendar Year.

d) The achievement of a higher commercial event milestone shall trigger the payment of a lower commercial event milestone in the event such lower commercial event milestone had not been triggered prior to achievement of the higher commercial event milestone. For example, if in the first Calendar Year following the First Commercial Sale of Product, aggregate annual Net Sales of all Indications of the Product in the Territory are of [***] US Dollars (USD[***]), the commercial event milestone in (a.7) above has been achieved (although the commercial event milestone in (a.6) had not been previously triggered) and shall trigger the payment of the commercial event milestones of (a.7) and the lesser commercial event milestone in (a.6) (which had not been previously triggered).

5.4 Royalty.

a) Royalty Rate. As further consideration for Licensor’s grant of the rights and licenses to Company hereunder, Company shall pay to Licensor, on a Product-by-Product and country-by-country basis, a royalty of ten percent (10%) on aggregate Net Sales of Product in the Territory. Except as expressly set forth in this Agreement, such royalty shall not be subject to offset or reduction for any reason.

b) Reduction of Royalty.

i. No Valid Claim.  If a Product is not Covered by a Valid Claim in the U.S., then the royalties on Net Sales of Product in the U.S. due under Section 5.4a) shall be reduced by [***] percent ([***]%).

ii. Biosimilar Market Entry.  If a biosimilar to the Compound or Product comes on the market in a particular country in the Territory during the Royalty Term, the royalty due to Licensor on Net Sales of the Product in such country shall be reduced by [***] percent ([***]%).

iii. Third Party License.  If Company obtains a license to any intellectual property owned or controlled by a Third Party which but for such license would be infringed by making, use or sale of Compound in a given country in the Territory, then Company may deduct from any royalty payment otherwise owed to Licensor under Section 5.4a)  in that given country up to [***] percent ([***]%) of the payments paid by Company to such Third Party.

iv. Maximum Reduction.  The Parties agree that the royalty on Net Sales in a country in a Calendar Quarter due under Section 5.4a) may not be reduced by more than [***] percent ([***]%) as a result of the application of any reductions set forth in this Section 5.4b).

5.5 Royalty Reports. Commencing with the Calendar Quarter in which the First Commercial Sale of a Product is made by Company or its Affiliate or Sublicensee, Company shall submit to Licensor, with each royalty payment a detailed, written report detailing its computation of royalties due on Net Sales in each country during each Calendar Quarter within [***] after the end of each Calendar Quarter (and Company shall cause its Sublicensees to submit royalty reports containing the same level of detail), which report shall indicate: (i) the amount of gross sales of the Product, (ii) an itemized calculation of Net Sales, including each type of deduction provided for in the definition of “Net Sales”, (iii) the amount of Net Sales of the Product sold by Company, its Affiliates and Sublicensees during the reporting period; (iv) the royalties due thereon; (v) the exchange rates used in determining the amount of US Dollars; and (vi) the reductions taken under Section 5.4b).

5.6 Record Retention, Inspection.  Company shall keep, or cause its Affiliates and Sublicensees to keep, complete and accurate records in sufficient detail to enable Net Sales and royalties payable under Section 5.4 to be established for a period of [***] after the date that such royalties were payable. Such records shall be consistent with Company’s normal accounting principles. At the request of Licensor (but not more frequently than once each Calendar Year) an independent chartered or certified public accountant chosen by Licensor but approved by Company (which approval shall not be unreasonably withheld or delayed) that has entered into a confidentiality agreement with Company (which confidentiality agreement shall not be unreasonably withheld or delayed by Company), shall be allowed access during ordinary business hours to such records pertaining to [***] solely to verify the accuracy of any payments made to Licensor under Section 5.4. The accountant shall not disclose to Licensor any information other than that which should properly be contained in a report of matters relevant to Net Sales and royalty calculation and payment arising under Section 5.4  above. In the case of Sublicensees, Company shall make such Sublicensees’ records available to Licensor. Any inspection conducted under this Section 5.6 shall be at the expense of Licensor, unless such inspection reveals any underpayment of the payments due hereunder for the audited period of the greater of [***] dollars ($[***]) and  [***] percent ([***]%), in which case the full costs of such inspection for such period shall be borne by Company. Any underpayment shall be paid by Company to Licensor, within [***] of written notice, with interest on the underpayment at the rate specified in Section 5.8c) from the date such payment was originally due. Any overpayment shall be credited against future amounts due by Company to Licensor.

5.7 Sublicense Revenue.

a) If Company sublicenses the licenses herein in any country in accordance with Section 2.2, Company shall, in addition to the payments owed to Licensor pursuant to Sections 5.1 to 5.4, pay to Licensor a royalty on any Sublicense Revenue (the “Sublicense Fee”), as follows:

Point in time of execution of Sublicense	Sublicense Fee

[***]	[***]%

[***]	[***]%

The Sublicense Fee shall be calculated on the basis of any Sublicense Revenue received by or payable to Company or its Affiliates from a Sublicensee.

b) In the event that Sublicense Revenue is received by or payable to Company or its Affiliates for a particular payment-triggering event under a Sublicense and Company owes a Development or commercial milestone to Licensor for the same payment-triggering event, then the Sublicense Fee shall be based on the amount of Sublicense Revenue that is received by or payable to Company or its Affiliates in excess of the corresponding milestone event owed by Company to Licensor pursuant to Sections 5.2 and 5.3. In the event that Company or its Affiliates receives Sublicense Revenue from a Sublicensee for which there is no-triggering event due to Licensor hereunder, then the Sublicense Fee shall be based on the full amount of such Sublicense Revenue.

c) In the event that Sublicense Revenue is received by or payable to Company or its Affiliates for occurrence of sales of Products under a Sublicense, then the Sublicense Fee shall be based on the amount of Sublicense Revenue that is received by or payable to Company or its Affiliates in excess of the corresponding royalties owed by Company to Licensor pursuant to Section 5.4. For the avoidance of doubt, all net sales amounts reported to Company in accordance with the Sublicensee’s contractual terms, shall be accounted as Net Sales pursuant to Section 1.37 of this Agreement.

d) Payments owed by Company pursuant to Section 5.7 shall be made by Company to Licensor within thirty (30) days following Company’s receipt of such Sublicense Revenue from the applicable Sublicensee.  Company covenants that it shall use Commercially Reasonable Efforts to collect payment from its Sublicensees by the payment due date under their respective sublicense agreements.  Notwithstanding the foregoing, in the event that Company is in material breach of its sublicense agreement with a Sublicensee and such Sublicensee refuses to make payment to Company of any Sublicense Revenue, payments owed by Company pursuant to Section 5.7 shall be made by Company to Licensor within thirty (30) of the later of (i) the date that payment from the Sublicensee to Company is due and (ii) Company’s knowledge that it is in material breach of the sublicense agreement and such Sublicensee is refusing to make payment as a result thereof.

5.8 Payment Terms.

a) General.  All payments to Licensor hereunder shall be made by deposit of US Dollars in the requisite amount to such bank account indicated in the respective invoice from Licensor or as Licensor may from time to time otherwise designate by written notice to Company.  The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the Applicable Laws at the place of payment or remittance.  Licensor shall submit all invoices under this Agreement to [***] with a copy to [***] (or such other address as Company may provide in writing to Licensor).

b) Payment of Royalties.  Simultaneous with the delivery of the report described in Section 5.5, Company shall pay, or cause to be paid, to Licensor at such place as Licensor may from time to time designate in writing, all royalties earned pursuant to Section 5.4 in the preceding Calendar Quarter.  All such payments shall be made in US Dollars. With respect to sales not denominated in US Dollars, royalty amounts owed shall first be calculated in the currency of sale, and then such amounts shall be converted into US Dollars using the exchange rate of the U.S. Central Bank on the last day of the Calendar Quarter to which the report relates.

c) Late Payments.  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of [***] percent ([***]%) above the three months SOFR (secured overnight financing rate) or any other successor US benchmark rate if applicable, measured at 2 p.m. New York, USA time on the date payment is due; provided, that in no event shall such rate exceed the maximum legal annual interest rate. Interest will be calculated on an [***]. The payment of such interest shall not limit Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

5.9 Withholding Tax.  The amounts payable by one Party (the “Payer”) to the other Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. The Payee alone shall be responsible for paying any and all taxes levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any taxes that it is required by Applicable Laws to deduct or withhold. Notwithstanding the foregoing, if the Payee is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, it shall promptly deliver to the Payer or the appropriate Governmental Body the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to the Payee reasonable proof of such payment within [***]. For the avoidance of doubt, Payee shall on request of Payer refund to Payer any amounts received from Payer or its Affiliates under this Agreement, which should have been deducted or withheld under Applicable Law, but which were not deducted or withheld in full or at all; and Payer shall, following receipt of such refund, carry out, unless already completed, the payment of the taxes to the proper Governmental Body.

5.10 Other Taxes. Each Party shall be responsible for any indirect tax (VAT, GST, sales tax and similar, collectively referred to as “VAT”) or other taxes (including any income taxes) that are levied on such Party on account of services/payments under this Agreement according to Applicable Laws. For clarity, Licensor is responsible for all income-related taxes applicable to payments made by Company to Licensor under this Agreement. The Parties shall cooperate in any way reasonably requested, to obtain available reductions, credits or refunds of any VAT amount attributable to the supply under this agreement, if applicable. The Parties shall cooperate in any way reasonably requested to enable VAT compliant behavior including providing evidence for VAT purposes in accordance with applicable VAT law. In particular, Company shall provide to Licensor an applicable Exemption Certificate (currently New Jersey) every 3 years, which shall be accepted by the Licensor in good faith. For clarity, fees and expenses are considered exclusive of any VAT. The Parties shall use Commercially Reasonable Efforts, where required, to avoid either Party or its Affiliates being subject to any VAT obligations outside its residence.  If (a) a Party redomiciles to a new jurisdiction that is outside of its current residence and therefore becomes subject to new tax obligations (including, without limitation, VAT taxes), or (b) a Party assigns any rights or obligations under this Agreement to a person or entity that is domiciled in or redomiciles to a new jurisdiction outside its residence and therefore the Party becomes subject to new tax obligations (including, without limitation, VAT taxes), or (c) a Party or such assignee thereof otherwise becomes subject to tax obligations (including, without limitation, VAT taxes) in a jurisdiction outside its residence or new tax obligations (including, without limitation, VAT taxes) in its residence, whether through a change in Applicable Law or otherwise, then such Party (or assignee) that has re-domiciled or become subject to tax obligations outside its residence as described in clauses (a) through (c) shall be responsible for any such new tax obligations in accordance with Applicable Law and cooperate with the other Party, where appropriate and relevant.

ARTICLE 6 IP OWNERSHIP, INVENTIONS PATENT PROSECUTION AND MAINTENANCE

6.1 Intellectual Property Ownership.

a) Subject to the licenses granted in this Agreement, Licensor shall own or Control and retain all right, title and interest in the Licensor Technology and in any and all other Patent Rights, Know-How and other intellectual property rights that are (1) in existence and Controlled by Licensor as of the Effective Date or (2) developed by, for or on behalf of Licensor after the Effective Date other than in course of performance of this Agreement. For the avoidance of doubt, such Patent Rights include Patent Rights filed during the Term that are based upon Licensed Know-How existing as of the Effective Date and are necessary or useful for the research, Development, manufacture, use or sale of Product. Subject to the licenses granted in this Agreement, Company shall own or Control and retain all right, title and interest in any and all other Patent Rights, Know-How and other intellectual property rights that are (1) in existence and Controlled by Company as of the Effective Date or (2) developed by, for or on behalf of Company after the Effective Date other than in course of performance of this Agreement.

b) All right, title and interest in any and all other Patent Rights, Know-How and intellectual property rights that are developed in the course of performance of this Agreement shall be owned (1) solely by Licensor, if developed solely by employees, agents or independent contractors of Licensor, or (2) solely by Company, if developed solely by employees, agents or independent contractors of Company (such Patent Rights, the “Company Patents”), or (3) jointly and equally by both Parties, if developed jointly by employees, agents or independent contractors of both Parties. Determination of ‘joint’ or ‘sole’ inventorship will be made in accordance with US patent laws.

6.2 Patent Prosecution and Maintenance of Company Patents.

a) Company shall have the right to file, prosecute and maintain the Patent Rights owned by Company pursuant to Section 6.1.  Company shall bear all costs and expenses of filing, prosecuting, maintaining and defending or enforcing Licensor Patents and Company Patents in the Territory.

6.3 Patent Prosecution and Maintenance of Licensor Patents.

a) Responsibility and Costs.  Licensor shall have the first right, and the obligation, to file, prosecute, maintain enforce or defend Licensor Patents. Licensor shall bear all costs and expenses of filing, prosecuting and maintaining Licensor Patents in the Territory.  Licensor shall keep Company informed of the course of the filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, re-examinations, reissues, revocations or nullifications) in the Major Markets in a timely manner, and shall take into consideration the advice and recommendations of Company in that respect. At Licensor’s request, Company will provide Licensor with reasonable assistance in prosecuting Licensor Patents to the extent possible, including providing such data in Company’s control that is, in Licensor’s reasonable judgment, needed to support the prosecution of a Licensor Patent; provided, however, that Licensor shall reimburse Company for Company’s out-of-pocket expenses incurred in providing such assistance.

b) Election not to File and Prosecute Licensor Patents. If Licensor elects not to file, prosecute or maintain a Licensor Patent in a country or possession in the Territory, then it shall notify Company in writing at least [***] before any deadline applicable to the filing, prosecution or maintenance of such Licensor Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensor Patent in such country or possession.  In such case, by no later than [***] before any deadline applicable to the filing, prosecution or maintenance of such Licensor Patent, or any other date by which an action must be taken to establish or preserve such Licensor Patent in such country or possession, Company shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Licensor Patent.  If Company does elect to take such action in a country in the Territory, then it shall notify Licensor of such election, and Licensor shall reasonably cooperate with Company in this regard. Company shall thereupon be responsible for the costs of prosecution, enforcement and maintenance.

c) Patent Term Extension / Unitary Patent Opt-out or Opt-in. Licensor shall be responsible for obtaining patent term extensions or any other possible extension (i.e., SPCs; pediatric extensions, etc.) wherever available for Licensor Patents.  Company shall provide Licensor with all relevant information, documentation and assistance in this respect.  Any such assistance, supply of information and consultation shall be provided promptly at Licensor’s cost and expense and in a manner that will ensure that all patent term extensions for a Product are obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Company shall have the right to make such elections, and Licensor shall abide by all such elections. With regard to European Patent Rights of Licensor Patents, Licensor shall have the exclusive right to decide whether to opt-in or opt-out of the EU Unitary Patent System. For the sake of clarity, “to opt-in or opt-out” refers to both (i) the right to have or not have a European Patent Right registered to have unitary effect within the meaning of Regulation (EU) No. 1257/2012 of December 17, 2012, as well as the Agreement on a Unified Patent Court as of February 19, 2013; and (ii) the right to opt-in or opt-out from the exclusive competence of the Unified Patent Court in accordance with Article 83(3) of that Agreement on a Unified Patent Court.

6.4 Enforcement of Patent Rights.

a) Notice.  If either Party believes that a Licensor Patent is being infringed by a Third Party or if a Third Party claims that any Licensor Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

b) Right to Bring an Action.  Company shall have the first right, but not the obligation, to attempt to resolve such infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle such infringement or claim.  If Company does not intend to prosecute or defend an Action, Company shall promptly inform Licensor and Licensor then shall have the right, but not the obligation, to attempt to resolve such infringement or claim, including by filing an Action and to compromise or settle any such infringement or claim. The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 6.4. Each Party shall have the right to join an Action relating to a Licensor Patent, taken by the other Party at its own expense.

c) Costs of an Action.  Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 9, the Party taking an Action under Section 6.4b) shall pay all costs associated with such Action, other than (subject to Section 6.4e)) the expenses of the other Party if the other Party elects to join such Action.

d) Settlement.  Neither Party shall settle or otherwise compromise any Action by admitting that any Licensor Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Company, Company may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect Licensor’s rights or benefits hereunder with respect to the Product, without Licensor’s prior written consent. The settlement will be treated in accordance with the Applicable Laws of the country to which the settlement relates.

e) Reasonable Assistance.  The Party not enforcing or defending Licensor Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or non-defending Party in providing such assistance.

f) Distribution of Amounts Recovered.  Any amounts recovered by the Party taking an Action pursuant to this Section 6.4, whether by settlement or judgment, shall be allocated in the following order: [***].

6.5 Third Party Actions Claiming Infringement.

a) Notice.  If a Party becomes aware of any claim or action by a Third Party against either Party that claims that the Product, or its use, Development, manufacture or Commercialization infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

b) Right to Defend.  Company shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action through counsel of its choosing.  If Company declines or fails to assert its intention to defend such Third Party Action within sixty (60) days of receipt/sending of notice under Section 6.5a), then Licensor shall have the right to defend such Third Party Action.  The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

c) Consultation.  The Party defending a Third Party Action pursuant to Section 6.5b) shall be the “Controlling Party”.  The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defence strategy.  The Parties shall reasonably cooperate with each other in all such actions or proceedings.  The non-Controlling Party will be entitled to be represented by independent counsel of its own choice at its own expense.

d) Appeal.  In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal.  In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense.  If Applicable Laws require the other Party’s involvement in an appeal, the other Party shall be a nominal party of the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

e) Costs of an Action.  Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 9, the Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Action. Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

f) No Settlement Without Consent.  No Controlling Party shall settle or otherwise compromise any Third Party Action by admitting that any Licensor Patent is invalid or unenforceable without the non-Controlling Party’s prior written consent.

6.6 Biosimilar Litigation.

a) Company shall have the sole right to designate pursuant to Title 42 U.S. Code Section 262(l)(1)(B)(i) or Section 262(l)(7) of the Public Health Services Act (“PHSA”) the outside counsel and in-house counsel who will receive confidential access to any biosimilar product application and manufacturing process information of any biosimilar filer.

b) Company shall have the sole right to (1) list any one or more Licensor Patents, insofar as they claim or Cover the Product as required pursuant to Section 262(l)(3)(A) or Section 262(l)(5)(B)(i)(II) of the PHSA, (2) respond to any communications with respect to such lists from the biosimilar filer, and (3) negotiate with the biosimilar filer as to whether to utilize a mechanism for information exchange other than that specified in Section 262(l)(1) of the PHSA and as to such Patent Rights that will be subject to the initial litigation procedure as described in Section 262(l)(4) of the PHSA, to decide which such Patent Rights shall be selected for initial litigation under Section 262(l)(4)(A) or Section 262(l)(5)(B)(i)(II) of the PHSA.  Company shall be responsible to comply with the “Biological Product Patent Transparency” provisions under Section 325 of Division BB of the Consolidate Appropriations Act of December 27, 2020.

c) Company shall have the sole right to identify one or more Licensor Patents or respond to relevant communications under any equivalent or similar listing to those described in the preceding Section 6.6.b) in any jurisdiction outside the US.

d) Company shall consult with Licensor prior to identifying any one or more Licensor Patents to any biosimilar filer as contemplated by this Section 6.6.  Company shall consider in good faith advice and suggestions with respect thereto received from Licensor, and notify Licensor of any such lists or communications promptly after they are made, in each case to the extent permitted by Applicable Laws.

e) Without limitation to the foregoing Sections 6.6.a) – 6.6.d), if a Party receives a notice of commercial marketing from any biosimilar filer pursuant to Section 262(l)(8) of the PHSA, or any equivalent or similar certification or notice in any other country, such Party shall, within thirty (30) days of receiving such notice, notify the other Party and provide the other Party with copies thereof.  Thereafter, Company shall have the first right to seek a preliminary injunction action under Section 262(l)(8)(B) of the PHSA or a declaratory judgment action pursuant to Section 262(l)(9) of the PHSA.

ARTICLE 7 CONFIDENTIALITY

7.1 Confidentiality Obligations. Each Party agrees that, for the Term and for ten (10) years thereafter, such Party shall, and shall ensure that its and its Affiliates’ and Sublicensees’ officers, directors, employees and agents keep completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement.

7.2 Exceptions. The foregoing obligations of confidentiality set forth in Section 7.1 shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

e) was developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

7.3 Use. Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with or for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:

a) filing or prosecuting patent applications, subject to the terms of Section 6.2 or Section 6.3;

b) prosecuting or defending litigation;

c) conducting pre-clinical studies or Clinical Trials with the Compound or Product;

d) seeking Regulatory Approval of the Product;

e) complying with Applicable Laws, including securities law and the rules of any securities exchange or market on which a Party’s or a Party’s Affiliate’s securities are listed or traded; or

f) with respect to Licensor, to give notices to, or communicate with, Initial Licensor under the Initial License Agreement.

The confidentiality obligations that arise out of Section 7.1 shall not apply to the extent that the receiving Party shall be required, by Applicable Laws and/or by order or regulation of a governmental agency or court of competent jurisdiction, and as evidenced by the receiving Party's written records, to disclose the Confidential Information received from the disclosing Party, or any part(s) thereof, to said governmental agency or court of competent jurisdiction; provided that the receiving Party will provide the disclosing Party with prompt notice of such request(s) so that the disclosing Party may seek an appropriate protective order and/or waive the receiving Party's compliance with the provisions of this Agreement. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, including the U.S. Securities and Exchange Commission, the filing Party shall endeavour to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party. The disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

7.4 Publications.  Without prejudice to Section 2.3, Licensor shall not publish any information relating to the Compound or a Product, or disclose any Licensor Technology specifically related to the Compound or Products, to any Third Party, without the prior written consent of Company (which consent may not be unreasonably withheld), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Licensor or otherwise not in violation of this Agreement. Company shall have the right to make such publications or disclosures as it chooses, in its sole discretion, without the approval of Licensor; provided, however, that such publications or disclosures do not contain information relating to other proprietary compounds or products of Licensor or other Confidential Information of Licensor, in which case Company shall seek prior written approval for such publication from Licensor.

7.5 Press Releases and Disclosure.

a) Each Party may issue a press release with respect to this Agreement in a form agreed by the Parties and as set forth in Schedule 7.5a). Licensor shall be permitted to inform the [***] and the [***] of this Agreement having come into effect after Company has issued the press release.

b) Licensor may not make any subsequent press release or public announcements regarding this Agreement without the prior written consent of Company unless the Licensor believes it is required to issue a press release or make another public announcement to comply with Applicable Laws as a publicly-traded company.

c) Company may make any subsequent press release or public announcements regarding this Agreement or any matter covered by this Agreement, without the approval of Licensor, provided that such subsequent press release or public announcement does not make use of Licensor trademarks or Licensor’s Confidential Information and that Company shall make such press release available to Licensor no less than fourteen (14) days prior to its issuance.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES

8.1 Joint Representations and Warranties. Each of the Parties represents and warrants to the other Party that:

a) It has the full power, authority and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize each Party’s execution, delivery and performance of this Agreement;

b) The execution, delivery and performance of this Agreement by it does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which such Party is a party or by which it is bound, or violate any statute, law or regulation or any court or Governmental Body having jurisdiction such Party;

c) Such party has not, nor any of such Party’s Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party that conflicts or derogates from its undertakings under this Agreement; and

d) All consents, approvals and authorizations from all Governmental Bodies or other Third Parties required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained.

8.2 Licensor Representations, Warranties and Covenants.

a) Licensor represents and warrants to Company as of the Effective Date that:

i. Licensor has all right, title and interest in and to the Licensor Technology, and Licensor has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Licensor Technology to any Third Party, including any rights to any Product, and the Licensor Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use;

ii. No claims have been asserted, or, to Licensor’s knowledge, threatened by any Third Party, nor are there, to Licensor’s knowledge, any valid grounds for any claim of any such kind challenging the validity, effectiveness, or ownership of Licensor Technology;

iii. [***] own or control any Patent Right or Know-How that is necessary to Develop, manufacture or Commercialize the Compound or a Product in the Field in the Territory, and that covers technology that is not commercially available;

iv. Licensor has the exclusive right to exploit the technology under the Initial License Agreement to make and use Licensor Technology and is not knowingly in breach of the Initial License Agreement;

v. Schedule 1.34 sets forth a true, complete and correct list of all Patent Rights under Licensor Patents;

vi. The Initial License Agreement disclosed to Company through the virtual data room hosted by Intralinks is, subject to the redactions therein, a true, complete and accurate copy of the Initial License Agreement as amended through the Effective Date; and

vii. [***], Licensor has not granted to any Third Party a right of reference or use with respect to IND #1311384.

b) EXCEPT AS SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES TO TITLE OR NON-INFRINGEMENT, TO FREEDOM TO OPERATE, OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF COMPOUND OR PRODUCT OR LICENSOR TECHNOLOGY FOR A PARTICULAR PURPOSE.

8.3 Company Representations, Warranties and Covenants.

a) Company represents, warrants and covenants to Licensor that:

i. As of the Effective Date, all declarations made, directly or indirectly, by Company to Licensor related to Company’s qualifications, ability and competence to Develop and Commercialize the Product in the Territory are true and correct; in particular, Company has secured availability of funds sufficient to perform its Development and Commercialization obligations hereunder;

ii. As of the Effective Date and at any time during the Term, Company (1) shall have and maintain facilities, personnel, experience and expertise sufficient in quality and quantity to perform its obligations hereunder, (2) shall perform its obligations hereunder with reasonable due care and in conformity with current generally accepted industry standards and procedures, shall procure that its management establishes and maintains appropriate quality assurance, quality controls and review procedures to secure good standard performance of its obligations hereunder, and shall procure that it will be able to service all sale channels for the sale of a Product in the Territory;

iii. As of the Effective Date and at any time during the Term, Company shall implement sufficient security systems and intellectual property protection guidelines within its organization which are equivalent to international industry standards and qualified to avoid any unauthorized disclosure of intellectual property rights, including Know-How, to any Third Party;

iv. As of the Effective Date and at any time during the Term, Company will procure that all data related to human samples and other personal data obtained in course of the research, Development, manufacturing or Commercialization of a Compound or a Product will be obtained, processed and stored in compliance with all Applicable Laws, in particular with Data Protection Law, and in accordance with all medical, administrative and ethical aspects related to the collection, procession and storage of human samples, related data and other personal data in research activities. In particular, the signature of the informed consent from the donor will be obtained, the confidentiality and anonymization of the human samples will be procured and the personnel involved in such activities will be authorized and will have the capacity to perform such activities and Company; and

v. As of the Effective Date and at any time during the Term, Company will comply, and will cause its Affiliates and Sublicensees to comply, with all Applicable Laws for the care, welfare and ethical treatment of animals in the country where an animal study is being performed in the course of the research or Development of Compound or Product under this Agreement. Without limiting the foregoing, in order to ensure proper treatment and use of animals, Company and any of its Affiliates conducting an animal study shall, and shall procure that any of its subcontractors and Sublicensees will, (1) adhere to the “3Rs” of animal studies – reduction, refinement and replacement; (2) offer appropriate housing and husbandry conditions in the care and use of animals; and (3) ensure that all animal studies have been approved by an institutional ethical review panel.

b) Notwithstanding the representations and warranties set forth in this ARTICLE 8, Company acknowledges and accepts the risks inherent in attempting to Develop and Commercialize any pharmaceutical product including the Product.

ARTICLE 9 INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

9.1 Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless Company, its Affiliates, directors, employees and agents (the “Company Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses of litigation) (each, a “Claim”) arising or resulting from any claims made or suits brought by Third Parties to the extent such Claims arise or result from (i) the breach of any of the obligations, covenants, warranties, or representations made by Licensor to Company under this Agreement; (ii) actions by or on behalf of Licensor, its Affiliates, and their respective employees, agents and subcontractors, in connection with the Development, manufacture or Commercialization of the Products prior to the Effective Date; or (iii) the negligence or willful misconduct of Licensor or any of its Affiliates in connection with the performance of Licensor’s obligations or exercise of Licensor’s rights under this Agreement; for each (i)-(iii) provided, however, that Licensor shall not be obliged to so indemnify, defend and hold harmless the Company Indemnitees for any Claims for which Company has an obligation to indemnify Licensor Indemnitees pursuant to Section 9.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Company or the Company Indemnitee.

9.2 Indemnification by Company.  Company shall defend, indemnify and hold harmless Licensor, its Affiliates, directors, employees and agents (the “Licensor Indemnitees”) from and against any Claims arising or resulting from any claims made or suits brought by Third Parties to the extent such Claims arise or result from (i) the breach of any of the obligations, covenants, warranties, or representations made by Company to Licensor under this Agreement; (ii) actions by or on behalf of Company, its Affiliates, and their respective employees, agents and subcontractors, in connection with the Development, manufacture or Commercialization of a Product; (iii) the negligence or willful misconduct of Company or any of its Affiliates in connection with the performance of Company’s obligations or exercise of Company’s rights under this Agreement; or (iv) any infringement of Patent Rights of any Third Party by Company, its Affiliates or its Sublicensees with respect to any research, Development or Commercialization on any Product anywhere in the world or with respect to any other activity performed under this Agreement; for each (i)-(iv) provided, however, that Company shall not be obliged to so indemnify, defend and hold harmless the Licensor Indemnitees for any Claims for which Licensor has an obligation to indemnify Company Indemnitees pursuant to Section 9.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Licensor or the Licensor Indemnitee.

9.3 Procedure.  A Party seeking indemnification under this ARTICLE 9 (“Indemnified Party”) shall give prompt written notification to the other Party (“Indemnifying Party”) of the Claim for which indemnification may be sought (it being understood and agreed, however, that the failure by a Party to give notice of such Claim as provided in this Section 9.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within ninety (90) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the other Party, assume control of the defense of such Claim with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within sixty (60) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Applicable Laws, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

9.4 Insurance.  Each Party shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, in such amounts and on such terms as are customary for a company such as the respective Party for the activities to be conducted by it under this Agreement. Each Party shall furnish to the other Party evidence of such insurance upon request. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 9.

9.5 Limitation of Liability.  EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 OR SECTION 9.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. EXCEPT WITH RESPECT TO LICENSOR’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1, IN NO EVENT SHALL LICENSOR OR ITS AFFILIATES BE LIABLE TO COMPANY OR ANY OF ITS AFFILIATES FOR ANY AMOUNTS EXCEEDING A TOTAL AMOUNT OF TEN MILLION US DOLLARS (10,000,000 USD). NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 7.

ARTICLE 10  TERM AND TERMINATION

10.1 Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in Section 11.2 and this ARTICLE 10, shall continue in full force and effect, on a Product-by-Product and country-by-country basis, until the date on which the Royalty Term in such country with respect to such Product expires. Following the expiration of the Royalty Term on a Product-by-Product and country-by-country basis, Company’s licenses under Section 2.1 with respect to such Product shall continue in effect, but become fully paid-up, royalty-free, non-exclusive, transferable, perpetual and irrevocable.

10.2 Termination by Company for Convenience.  At any time after Company having paid the Upfront Cash Payment and issued the Upfront Consideration Shares to Licensor according to Section 5.1, Company may terminate this Agreement in its entirety, at its sole discretion, by providing ninety (90) days written notice of termination to Licensor.

10.3 Termination for Non-Payment.  If Company has not paid the Upfront Cash Payment or has not issued all of the Upfront Consideration Shares to Licensor according to, and within the timelines set forth in, Section 5.1, Licensor shall have the right to terminate this Agreement with immediate effect upon written notice to Company.

10.4 Termination for Breach and Other Causes.

a) Termination for Material Breach. Either Party may terminate this Agreement with ninety (90) days prior written notice to the other Party, if the other Party breaches any material provision of this Agreement, unless the other Party cures such breach within the period of such notice, which notice shall specify the nature of such breach in reasonable detail.

b) Breach of Initial License Agreement.  If Initial Licensor alleges a breach of Licensor of the Initial License Agreement based on the material breach by Company of its obligations under this Agreement, Licensor shall inform Company of such allegation in writing. The Parties shall work together to cure such material breach in accordance with the Initial License Agreement. If, following such efforts, the Parties are unable to cure a material breach of the Initial License Agreement due to the Company’s uncured material breach of this Agreement, and the Initial Licensor terminates the Initial License Agreement as a result, Company will be deemed to be in non-curable breach of this Agreement and Licensor shall have the right to terminate this Agreement with immediate effect.

10.5 No Termination on Bankruptcy.  To the extent permitted by Applicable Laws, all rights and licenses granted pursuant to this Agreement by a Party to the other Party shall not be terminated on the insolvency or bankruptcy of such Party or its Affiliates, and each Party hereby claims the benefit of any Applicable Laws which may enable it to prevent such termination.

10.6 No Challenge.  In the event that Company or any of its Affiliates or Sublicensees, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensor Patent is invalid, unenforceable or otherwise not patentable, except in the case where asserted as a defense or counterclaim to an action brought by Licensor against Company or any of its Affiliates or Sublicensees, Licensor shall have the right to terminate with immediate effect (i) this Agreement, or, in its sole discretion, (ii) the license granted to Company or Sublicensee under such challenged Licensor Patent, on a patent-by-patent basis, upon written notice to Company and, as the case may be, Sublicensee.

10.7 Effects of Termination or Expiration.

a) Accrued Rights and Obligations.  Termination or expiration of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination or expiration nor deprive either Party from any rights that this Agreement has conferred on such Party. Such obligations and rights shall survive termination or expiration of this Agreement. Termination of this Agreement by either Party shall be in addition to and not in lieu of any other remedies available to such Party, at law and in equity.

b) Surviving Terms. Notwithstanding anything in this Agreement to the contrary, the following provisions shall expressly survive any expiration or termination of this Agreement in accordance with their terms: ARTICLE 1 (Definitions), ARTICLE 7 (Confidentiality Obligations), ARTICLE 9 (Indemnification, Insurance and Limitation of Liability), ARTICLE 12 and ARTICLE 13 (Miscellaneous) and Sections 3.2a) (with respect to the ownership of new regulatory filings and Regulatory Approvals), 4.5, 5.1d), 5.6 and 5.8 (solely with respect to payment obligations arising prior to expiration or termination), 5.9, 5.10, 6.1, 8.2b), 10.7 and 11.1.

c) Consequences of Termination by Company pursuant to Section 10.2 or 10.4. or by Licensor pursuant to Sections 10.3, 10.4 or 10.6. Upon any termination of this Agreement by Company pursuant to Section 10.2 or 10.4 or by Licensor pursuant to Section 10.3, 10.4, or 10.6 in whole,

i. all licenses granted by Licensor to Company under Section 2.1 shall terminate except as necessary to permit Company to conduct the activities contemplated by this Section 10.7;

ii. Company shall promptly wind down, in accordance with Applicable Law and at Company’s cost, all Clinical Trials that are ongoing as at the time such termination becomes effective;

iii. Company shall at Company’s cost return to Licensor (or at Licensor’s request, destroy) all relevant records and materials in its possession or control containing or comprising the Licensor Know-How or such other Confidential Information of Licensor;

iv. Company shall, at Licensor’s option, transfer to Licensor free of charge any and all chemical, biological or physical materials relating to or comprising Products, including clinical supplies of Products, that are Controlled by Company;

v. Company, its Affiliates or its Sublicensees shall cease all Commercialization of Products in the Territory promptly and in accordance with Applicable Laws, provided, however, that Company, its Affiliates or its Sublicensees shall be entitled, during the twelve (12) months’ period following such termination, to sell any commercial inventory of Products which remains on hand as of the date of the termination, so long as Company pays to Licensor the royalties and, if applicable, sales milestones and Sublicense Fees applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Any commercial inventory remaining following such twelve (12) months’ period shall be offered for sale to Licensor, at a price to be mutually agreed upon between the Parties in good faith; and

vi. Company shall reasonably cooperate with Licensor and its designees to facilitate an orderly and prompt transition of the Development and Commercialization activities with respect to the Products and shall provide all transitions services reasonably requested by Licensor for this purpose.

d) Consequences of Termination in Part.  Upon any termination of this Agreement by Licensor pursuant to Section 10.4 not in whole, but in part with view to one or more Products or Indications or one or more countries of the Territory, Section 10.7c) shall apply accordingly, but solely with view to the terminated Product or Indication or, as the case may be, the terminated country.

e) Sublicensees.  Subject to Licensor’s prior written approval upon review of a given Sublicense between Company and a Sublicensee, upon any termination of this Agreement, a Sublicensee shall continue to have the rights and license set forth in its sublicense agreement, which agreements shall be automatically assigned to Licensor, provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement and provided further that the terms of the Sublicense are at least as favorable as the ones herein.

ARTICLE 11  DATA PRIVACY AND COMPLIANCE

11.1 Data Privacy Laws.

a) Each Party acknowledges that in the context of this Agreement and its implementation it may have access to certain Personal Data. Each Party will comply fully with all Applicable Laws and regulations relating to any information concerning an identified or identifiable natural person (“Personal Data”) which is shared between the Parties for the purpose of this Agreement. The Parties will protect Personal Data and will not use, disclose, transfer or otherwise process such Personal Data except as necessary under this Agreement, or as authorized by the data subject or in accordance with Applicable Laws. The Parties further agree not to undertake any processing activities of any other Personal Data for or on behalf of the other Party under this Agreement.

b) Party outside EEA. If a Party has its registered office outside the EU/EEA in a country not providing an adequate data protection level recognized by the European Commission, the Parties shall take the necessary steps to ensure that any transfer of Personal Data is conducted according to applicable Data Protection Laws and the Personal Data will be sufficiently protected in accordance with applicable Data Protection Laws, in particular with the Regulation (EU) 2016/679 (General Data Protection Regulation), including by entering into Data Privacy Agreements according to Section 11.1c) below.

c) Data Privacy Agreements. The Parties shall (i) discuss and determine their respective roles, if any, for further processing Personal Data and (ii) execute any ancillary agreements as may be required pursuant to applicable Data Protection Laws (including, for example, standard contractual clauses pursuant to the General Data Protection Regulation for the transfer of data). For clarity, upon execution of the data privacy agreement, the executed version shall become part of this Agreement.

11.2 Business Conduct. Licensor intends to conduct its business in accordance with environmental, labor and social standards and to abide by the standards set forth in the Licensor Code of Conduct and the Licensor Human Rights Charter (available at http://www.merckgroup.com). Company shall comply, and shall ensure that its Affiliates, Sublicensees or subcontractors comply, with reasonably comparable environmental, labor and social standards. Company shall ensure its and its Affiliates’ and Sublicensees’ compliance with the provisions of the OECD Anti Bribery Convention, the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, and any other applicable local anti-bribery or anti-corruption laws, as are in force from time to time (jointly “Anti-Bribery Laws”). Thereby, Company agrees (a) to adopt all necessary measures to prevent violation of the Anti-Bribery Laws; (b) not to offer, pay, give, or promise to pay or give, directly or indirectly, any payment or gift of any money or thing of value to (i) any government official to influence any acts or decisions of such official or to induce such official to use his influence with any government to effect or influence the decision of such government in order to assist it in its performance of its obligations under this Agreement; (ii) any political party or candidate for public office for such purpose; or (iii) any person if such Party knows or has reason to know that such money or thing of value will be offered, promised, paid, or given, directly or indirectly, to any official, political party, or candidate for such purpose. In addition to any other rights Licensor may have under this Agreement, if Company notifies Licensor of, or if Licensor otherwise has a reasonable suspicion of, the occurrence of any violation by Company, its Affiliates or its Sublicensees of any Anti-Bribery Laws, any environmental, labor and social standards or the Licensor Code of Conduct and the Licensor Human Rights Charter (collectively, “Improper Conduct”), Licensor may inspect or have inspected by an independent auditor the premises, books and records of Company relevant to Improper Conduct for the purpose of ensuring compliance by Company of its obligations under this Section 11.2. Company shall promptly notify Licensor in writing of such events. Should Licensor gain sufficient evidence that Company or its Affiliates or its Sublicensees are in breach of the foregoing, Licensor may terminate this Agreement immediately by written notice to Company.

ARTICLE 12  DISPUTE RESOLUTION

12.1 Disputes.  The Parties recognize that disputes may arise from time to time during the Term which relate to either Party’s rights or obligations hereunder.  It is the objective of the Parties to establish under this ARTICLE 12 procedures to facilitate the resolution of disputes arising under or in connection with this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Senior Managers within thirty (30) days from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 12.2.

12.2 Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute that remains unresolved by the Senior Managers for a period of thirty (30) days as set forth in Section 12.1, or a dispute relating to material breach, be resolved by the Executive Officers, within fifteen (15) days after referral of such dispute to them.  If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15) day period, either Party may seek final settlement of the dispute in arbitration proceedings as set forth in Section 12.3 below.

12.3 Arbitration Proceedings, Venue.  Any dispute that cannot be resolved amicably as set forth above shall be finally settled in arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three (3) arbitrators. Each Party shall designate one arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the Parties. The place of arbitration shall be New York, NY, USA. The arbitration shall be conducted in the English language. The award of arbitration shall be final and binding upon both Parties.

12.4 Injunctive Relief.  Except as otherwise specifically set forth in any provision of this Agreement, no provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 13  MISCELLANEOUS

13.1 Relationship of the Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

13.2 Assignment.

a) Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Company without the prior written consent of Licensor (not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, Company may assign this Agreement in whole without the consent of Licensor to (i) any Affiliate or (ii) a successor to substantially all of the business of the assigning Party to which this Agreement relates, in connection with any merger, sale of stock, sale of assets or other similar transaction.

b) Licensor may assign this Agreement, in whole or in part, to any Affiliate or Third Party without the consent of Company. Licensor shall give written notice to Company promptly following any such assignment.

c) No assignment under this Section 13.2 shall relieve Company of any of its responsibilities or obligations hereunder and provided, further, that as a condition of such assignment, the assignee shall agree to be bound by all obligations of the assigning Party hereunder.

d) This Agreement shall be binding upon the successors and permitted assigns of the Parties.

e) Any assignment not in accordance with this Section 13.2 shall be void.

13.3 Performance and Exercise by Affiliates.  Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided, however, that such Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations.  For clarity, the foregoing means that each Party may designate an Affiliate to perform its obligations hereunder or to be the recipient of the other Party’s performance obligations hereunder.

13.4 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.5 Accounting Procedures.  Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with, as applicable (a) GAAP, or (b) IFRS, depending on which accounting standard is normally applied by such Party with respect to its reporting.

13.6 Force Majeure.  Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party.  The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable. The Parties agree and acknowledge that any event related to the COVID-19 pandemic that was existent and publicly known as of the Effective Date shall not be considered as a force majeure event in this Agreement, provided however that any new events related to the COVID-19 pandemic, including but not limited to the occurrence of a variant, may be considered as a force majeure event, if such new events have a significant impact which makes it materially impossible for a Party to fulfil an obligation under this Agreement.

13.7 No Implied License; No Trademark Rights.  No right or license is granted to Company hereunder by implication, estoppel, or otherwise to any Know-How, Patent Right or other intellectual property right Controlled by Licensor or its Affiliates. In particular, as non-limiting examples, no rights whatsoever are being granted under this Agreement to Licensor’s proprietary compounds known as bintrafusp alfa and avelumab. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

13.8 Entire Agreement; Amendments.  This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

13.9 Governing Law; Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and the application of any conflict of laws principles that would require application of the laws of a jurisdiction outside of the State of New York.

13.10 Notices and Deliveries.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person or transmitted by express courier service (signature required) or by email to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party shall have last given by notice to the other Party. Any notice sent by email in accordance with this Section 13.10 shall be deemed to have been duly given when sent, provided that (i) a read receipt from each of the notice recipients has been received by the sender, and (ii) a copy of the notice is sent by overnight courier to the postal address of the relevant Party set forth below on the same day on which the email is being sent, and provided further that if the sender of the email does not receive a read receipt from each of the notice recipients or receives an automated response from the recipient or a mail server indicating that the recipient is out of office or that the email could not be delivered, such notice shall be deemed delivered on the third day deposited with the overnight courier for delivery to the relevant Party’s postal address set forth below. This Section 13.10 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

Notices to Licensor shall be addressed to:

Merck KGaA
Frankfurter Straße 250
64293 Darmstadt
Germany
Attention: Alliance Management
Email:  [***]

With a copy, which shall not constitute notice, to:

Merck KGaA
Frankfurter Straße 250
64293 Darmstadt
Germany
Attention: Legal Department / LE-H
Email: [***]

Notices to Company shall be addressed to:

PDS Biotechnology Corporation
25B Vreeland Road, Suite 300
Florham Park, New Jersey 07932
USA
Attention:  Chief Financial Officer
Email: [***]; with a copy to each of [***] and [***]

With a copy, which shall not constitute notice, to:

DLA Piper LLP (US)
1650 Market Street, Suite 5000
Philadelphia, PA 19103
Attention:  Fahd M.T. Riaz
Email:  Fahd.Riaz@us.dlapiper.com

13.11 Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.12 Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.13 Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

13.14 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages with signatures (in form of handwritten, non-certified electronic or certified electronic signatures), will be deemed an original.

13.15 Headings; Construction; Interpretation.  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction will be applied in the interpretation hereof. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. All Schedules and Exhibits to this Agreement shall form an integral part of this Agreement.  Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws refers to such Applicable Laws as from time to time enacted, repealed or amended, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), unless otherwise indicated by the term “either/or” and (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. Any reference in this Agreement to “royalty” or “royalties” (whether used in capitalized letters or not) shall include royalties and other recurring or deferred payments payable by a Party to the other Party for compensation or consideration of rights granted hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the Effective Date.

For PDS Biotechnology Corporation		For Merck KGaA, Darmstadt, Germany

By:		By:
/s/ Frank Bedu-Addo		/s/ Matthias Mullenbeck
Name:	Frank Bedu-Addo, Ph.D.	Name:	Matthias Mullenbeck, MBA
Title:	Chief Executive Officer	Title:	SVP Head Global Business Development & Alliance Management

By:

/s/ Jens Eckhardt
		Name:	Jens Eckhardt
		Title:	Authorized Representative

Execution Version
Schedule 1.9
Compound

[***]

i

Execution Version
Schedule 1.15
Drug Product Inventory
[***]

Execution Version
Schedule 1.16
Drug Substance Inventory

[***]

Execution Version
Schedule 1.32
Licensor Existing Research Collaborations

[***]

Execution Version
Schedule 1.34
Licensor Patents

[***]

v

Execution Version
Schedule 3.1b)
Know-How Transfer Plan

[***]

Execution Version
Schedule 3.1c)
Non-binding High-level CMC Technology Transfer Plan

[***]

Execution Version
Schedule 3.1e)iv
Required Batch Specific Documents for Drug Substance and Drug Product Delivery

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Execution Version
Schedule 3.1e)v
Phase III Release Procedures

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Execution Version
Schedule 4.1b)
Annual Development Reports

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x

Execution Version
Schedule 4.1c)

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Execution Version
Schedule 7.5a)
Press Release

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Execution Version
Schedule 8.2a)vii
Rights of Reference

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